Exhibit 10.2

Dated 1 December 2002

as revised effective 1 March 2008

CALLAWAY GOLF EUROPE LTD.

(as the “Company”)

NEIL HOWIE

(as “Executive”)

DIRECTOR’S SERVICE AGREEMENT

-i-

THIS AGREEMENT is made on the day of 1 December 2002 and revised effective 1 March 2008

BETWEEN:

(1)	Callaway Golf Europe Ltd., a company incorporated in the United Kingdom, whose registered office is at Unit A27, Barwell Business Park, Leatherhead Road, Chessington, Surrey KT9 2NY, Great Britain (registered no. 2756321), (the “Company”), a wholly owned subsidiary of Callaway Golf Company, a Delaware corporation (“Callaway Golf”);

(2)	Neil Howie, of 3 The Curnicks, Chiseldon, Wiltshire, SN4 OLE (the “Executive”);

IT IS AGREED THAT:

1.	Definitions

In this Agreement, the following expressions shall have the following meanings:

“Board”	the board of directors of the Company or a duly constituted committee of the board of directors;

“Compensation Payment”	means a sum calculated as follows:
A x £B 365

“A”  is (i) the number of days of the Executive’s notice of termination of employment to which he is entitled under Clause 2.1 below, OR (ii) where the notice period has already commenced, the number of days of such notice period which remain outstanding;

“B”  is the Executive’s annual base salary referred to in Clause 5.1 below on the date when he is notified in writing by the Company that it will be making him a Compensation Payment. For the avoidance of doubt, this shall not include the value of any benefits, bonus/incentive, commission, sickness or holiday entitlement which would have accrued to the Executive had he been employed until the expiry of his notice entitlement under Clause 2.1 below;

“Control”	has the meaning ascribed by Section 416 Taxes Act 1988 (as amended);

“Effective Date”	means 1 December 2002, as revised effective 1 March 2008;

“Employment”	means the Executive’s employment in accordance with the terms and conditions of this Agreement;

“Group Company”	means the Company, Callaway Golf Company, any holding company of the Company and any subsidiary of the Company or Callaway Golf or of any such holding company (with holding company and subsidiary having the meanings ascribed to them by section 736 of the Companies Act 1985);

“Immediate Relatives”	shall include husband, wife, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage;

“Model Code”	the Model Code for Securities Transactions by Directors of Listed Companies issued from time to time by the London Stock Exchange and any other code or guidelines issued governing the conduct of directors, including, but not limited to, Callaway Golf’s Code of Conduct and Ethics Policy, in that regard as the Company may from time to time adopt or issue;

“Securities”	any shares, debentures (whether or not secured), warrants or options to purchase any shares or debentures;

“Recognised Investment Exchange”	has the meaning given to it by section 207 of the Financial Services Act 1986;

“Termination Date”	shall mean the date upon which the Executive’s employment with the Company terminates;

“Policy on Avoiding Insider Trading”	Callaway Golf’s Policy on Avoiding Insider Trading, as may be amended from time to time.

2.	Appointment

The Company shall employ the Executive and the Executive shall serve the Company as Managing Director on and subject to the terms and conditions specified herein or in such capacity to which he may be lawfully assigned by the Board from time to time.

The Company agrees that the Board of Directors of the Company shall appoint Executive as a Director of the Company, with the title “Managing Director.” It is anticipated that the above steps shall be completed and that Executive shall begin his tenure as a member of the Board of Directors and Managing Director of the Company on 1 January 2003.

2.1	Either party may terminate the Employment by giving to the other twelve (12) months’ notice in writing, subject to earlier termination under Clause 15 below.

2.2	On 31 December 2008, and on each 31 December thereafter, the term of this Agreement shall be automatically extended one (1) year through 31 December of the following year, so long as (i) Executive is still employed by the Company pursuant to this Agreement; (ii) this Agreement is in full force and effect; (iii) Executive is not in breach of this Agreement and (iv) neither party has given twelve (12) months’ notice of termination of employment in writing pursuant to Clause 2.1.

2.3	The Executive’s period of continuous employment began on July 23, 1998.

2.4	The Company’s normal retirement age is 65. When the Executive reaches age 65 the Company’s Retirement Policy set out in the Company’s Handbook, shall apply to the Executive.

3.	Duties

3.1	The Executive shall be employed in the post of Managing Director in which capacity he shall devote all his time, attention and skill to his duties hereunder, and shall at all times act in the interests of the Company and its Group Companies, and shall faithfully and diligently perform such duties and exercise such powers consistent therewith as may from time to time be assigned to or vested in him by the Board or the Company.

3.2	The Company reserves the right to assign to the Executive (i) duties of a different nature either additional to or instead of those referred to in Clause 3.1 above, it being understood that he will not be assigned duties which he cannot reasonably perform; and (ii) a title other than Managing Director. The Company reserves the right to require that the Executive shares his responsibilities with another employee of the Company of similar status to him.

3.3	The Executive shall report directly to the Senior Vice President, International, Callaway Golf, and member of the Board, or to such person as the Chairman of the Company shall designate, and obey the reasonable and lawful orders of the Senior Vice President, International, Callaway Golf, and/or the Board, given by or with the authority of the Board, and shall comply with all the Company’s rules, regulations, policies and procedures from time to time in force.

3.4	The Executive shall promptly provide the Board with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which he is required to perform duties.

3.5

The Executive may be required in pursuance of his duties to perform services not only for the Company but also for any Group Company and, without further remuneration (except as otherwise agreed), to accept any such office or position with the Company, as the Board or the Company may from time to time reasonably require. The Company may at its sole discretion assign the Executive’s employment to any Group Company on the same terms and conditions as set out herein.

3.6	The Executive’s working hours at the office shall be 8.00 am to 5.30 pm Monday to Friday, and such additional hours (without further remuneration) as are necessary for the proper performance of his duties of employment.

3.7	The Executive’s normal place of work shall be the Company’s principal United Kingdom office or such other location at which the Company may from time to time require the Executive to base himself. The Executive agrees to travel (both within and outside of the United Kingdom) as may be required for the proper performance of his duties and of the Employment.

3.8	The Executive shall not without the prior written consent of the Board either

3.8.1	incur on behalf of the Company or any Group Company any capital expenditure in excess of such sum as may be authorised from time to time; or

3.8.2	enter into, on behalf of the Company or any Group Company, any commitment, agreement, arrangement which (a) is outside its or their normal course of business, or (b) is outside his normal duties, or (c) contains unusual or onerous terms.

4.	Other Interests

4.1	During the period of the Employment the Executive shall devote his full time and attention to his duties hereunder and shall not (without the prior written consent of the Board) directly or indirectly either on his own account or on behalf of any other person, company, business entity or other organisation:

4.1.1	(i) engage in, or (ii) be concerned with, or (iii) provide services to, (whether as an employee, officer, director, agent, partner, consultant or otherwise), or (iv) have any financial or other interest in, any other business; or

4.1.2	accept any other engagement or public office;

PROVIDED THAT the Executive may hold for investment purposes an interest (as defined be Schedule 13 of the Companies Act 1985) of up to 5% in nominal value or (in the case of securities not having any nominal value) in number or class of securities, in any class of securities in a company which is quoted on any Recognised Investment Exchange provided that the company which issued the Securities does not carry on a business which is similar to or competitive with any business for the time being carried on by any Company within the Group.

4.2

Subject to any written regulations issued by the Company which are applicable to him, neither the Executive nor his Immediate Relatives, nor any company or business entity in which he or they are interested, shall be entitled to receive or obtain directly or indirectly any discount, rebate, or other benefit in respect of any business transacted (whether or not by the Executive) by or on behalf of the Company or any Group Company. If the Executive, he or they did directly or indirectly obtain any such discount, rebate, or other benefit the Executive shall forthwith account to the Company or the applicable Group Company for the amount received or value of the benefit so obtained.

4.3	The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Group Company, and the Executive or his Immediate Relatives, and he agrees to disclose fully and in writing to the Company any such circumstances which may arise during the Employment.

4.4	For the purposes of Clauses 4.1, 4.3 and 4.5, the provisions of S.324-328 Companies Act 1985 (as amended) shall apply for determining whether the Executive has an interest in any Securities.

4.5	The Executive undertakes that he will:

4.5.1	at all times comply with the Model Code and the Policy on Avoiding Insider Trading;

4.5.2	immediately inform the Company Secretary of any dealings in the Company’s shares which the Executive, or any person connected with the Executive (within the meaning of s.346 Companies Act 1985) has or proposes to have.

5.	Remuneration

5.1	Effective 1 December 2002, the Company agreed to pay Executive a base salary of £160,000 per annum; effective 1 March 2004, Executive’s base salary increased to £180,000; effective 1 January 2005, Executive’s base salary increased to £189,000; effective 1 March 2006, Executive’s base salary increased to £196,000; effective 1 March 2007, Executive’s base salary increased to £201,500; effective 1 March 2008, Executive’s base salary increased to £208,553. Base salary is payable monthly in arrears by equal installments. For subsequent years, the Board will review the Executive’s salary annually without any undertaking by the Company that the Executive’s salary shall be automatically increased. There will be no salary review after notice of termination of employment has been given in accordance with Clause 2.1.

5.2	The Executive may also be eligible to be considered for a discretionary bonus payable in accordance with the Company’s general policies and practices regarding executive bonuses as they may exist from time to time. Executive will not be paid any bonus unless he is an employee of the Company and has not given or received notice as at the date of payment of such bonus.

5.3	The remuneration specified in Clauses 5.1 and 5.2 above shall be inclusive of all fees and other remuneration to which the Executive may be entitled as an officer of the Company or of any Group Company.

6.	Expenses

The Company shall reimburse (or procure the reimbursement of) to the Executive (against receipts or other satisfactory evidence) all reasonable business expenses properly and reasonably incurred and defrayed by him in the course of the Employment, subject to the Company’s rules and policies relating to expenses.

7.	Deductions

The Company shall be entitled at any time during the Employment, or in any event on its termination, to deduct from the Executive’s remuneration hereunder any monies due from him to the Company including but not limited to any outstanding loans, advances, relocation expenses, the cost of repairing any damage or loss to the Company’s property caused by him (and of recovering the same), excess holiday, any sums due from him under Clause 9.5 below and any other monies owed by him to the Company.

8.	Pension and Other Benefits

8.1	The Executive shall be eligible to participate in the Company’s Group Personal Pension Scheme (“the “Scheme”) subject to the terms and conditions of the trust deed and rules governing the Scheme from time to time in force and to any Inland Revenue or other applicable limits. Details of the Scheme can be obtained from the Human Resources Department. The Company reserves the right to terminate, or substitute another pension scheme for, the Scheme. There is no contracting-out certificate in force for the Employment in relation to the State Earnings Related Pension Scheme.

8.2	The Executive shall be eligible to participate in any private health insurance scheme obtained by the Company subject to the terms and conditions of such scheme from time to time in force. Details of the scheme can be obtained from the Human Resources Department. The Company reserves the right to terminate or substitute another scheme for such scheme or to amend the scale of benefits of the scheme including the level of benefits. If any scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to the Executive, the Company shall not be liable to provide any such benefits itself or any compensation in lieu thereof.

8.3	Any actual or prospective loss of entitlement to private medical insurance benefits shall not limit or prevent the Company from exercising its right to terminate the Employment in accordance with Clauses 2 or 15 hereof.

8.4	With effect from 25 July 2006, the Company will provide the Executive with a car allowance in the amount of £875.00 per month, less all deductions the Company is required by law to make, in order that the Executive can lease a car. The car shall be maintained in accordance with the Company’s established policy on leased automobiles. In the event of termination of the Executive’s Employment, either voluntarily or involuntarily, the Company shall assume the Executive’s liability under the lease as of the effective date of termination. The Executive shall ensure that any automobile lease he may enter into allows for the assignment of the lease to a third party.

9.	Sickness Benefit

9.1	In case of sickness or other incapacity for work, the Executive must comply with the Company’s rules, from time to time in force, regarding sickness notification and doctor’s certificates, details of which can be obtained from the Human Resources Department.

9.2	The Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it, in which event the costs of such examination will be paid by the Company.

9.3	The Executive shall be entitled to such Company Sick Pay as is prescribed from time to time in the Company’s Handbook, and subject to the Company’s rules and policies relating to sickness absence from time to time in force.

9.4	Any outstanding or prospective entitlement to Company Sick Pay or private medical insurance cover shall not prevent the Company from exercising its right to terminate the Employment in accordance with Clauses 2 or 15 hereof.

9.5	If the illness, accident or other incapacity shall be, or appear to be, caused by actionable negligence of a third party in respect of which damages are or may be recoverable, the Executive shall immediately notify the Board of that fact and of any claim compromise, settlement or judgment made or awarded in connection with it. The Executive shall also give to the Board all particulars the Board may reasonably require and shall, if required by the Board, refund all or such part of the sums paid to or for the benefit of him by way of salary, bonus or benefits during the relevant period as the Board may reasonably determine. The amount to be refunded shall not, however, exceed the amount of damages or compensation and interest thereon recovered by the Executive, less any unrecovered costs borne by him in connection with the recovery of such damages or compensation, and shall not exceed the total remuneration paid to him by way of salary, bonus and benefits in respect of the period of such illness, accident or other incapacity.

10.	Holidays

10.1	The Executive shall be entitled to receive his normal remuneration for all Bank and Public holidays normally observed in England and a further 25 working days’ holiday in each holiday year (the period from 1 January to 31 December). The Executive may only take his holiday at such times as are agreed with the Senior Vice President, International, Callaway Golf.

10.2	The right to paid holiday will accrue pro-rata during each holiday year of the Employment. In the holiday years in which the Employment commences or terminates the entitlement to holiday shall accrue on a pro rata basis for each complete month of service.

10.3	The Company reserves the right, at its sole discretion, to require the Executive to take all or part of any outstanding holiday during any notice period or to make payment in lieu thereof although the Executive will have no right to a payment in lieu if the Employment is terminated under Clause 15.

10.4	Up to five (5) days holiday entitlement for one holiday year may be taken in the subsequent holiday year if taken in full before 31 March. Failure to take holiday entitlement before 31 March in the subsequent holiday year will lead to forfeiture of any accrued holiday not taken without any right to payment in lieu thereof.

11.	Reasonableness of Restrictions

The Executive recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and confidential information belonging to the Company or to Group Companies and will obtain personal knowledge of and influence over its or their customers and/or employees. The Executive therefore agrees that the restrictions contained or referred to in Clauses 12 and 14 and Schedule 1 are reasonable and necessary to protect the legitimate business interests of the Company and its Group Companies both during and after the termination of his employment.

12.	Confidentiality

12.1	The Executive shall neither during the Employment (except in the proper performance of his duties or if authorised by the Board or required by law) nor at any time (without limit) after the termination thereof, directly or indirectly:

12.1.1	use for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or

12.1.2	disclose to any person, company, business entity or other organisation whatsoever;

any trade secrets or confidential information relating or belonging to the Company or its Group Companies including but not limited to any such information relating to customers, customer lists or requirements, price lists or pricing structures, sales and marketing information, business plans or dealings, employees or officers, source codes and computer systems, software, financial information and plans, designs, formulae, prototypes, product lines, services, research activities, any document marked ‘Confidential’ (or with a similar expression), or any information which the Executive has been told is confidential or which he might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or Group Company in confidence by customers, suppliers or other persons.

12.2	The Executive shall not at any time during the continuance of his employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Group Company.

12.3	The obligations contained in Clause 12.1 and 12.2 shall cease to apply to any information or knowledge which:

12.3.1	may subsequently come into the public domain after the termination of employment other than by way of unauthorised disclosure (whether or not by the Executive);

12.3.2	the Executive is entitled to disclose under the Public Interest Disclosure Act 1998 provided the Executive has first fully complied with the Company’s procedures relating to such external disclosures.

12.4	The Executive shall not make or communicate any statement (whether written or oral) to any representative of the press, television, radio, or other media and shall not write any article for the press or otherwise for publication on any matter connected with or relating to the business of the Company without obtaining the prior approval through the Senior Vice President, International, Callaway Golf. The Executive understands that it is the policy of Callaway Golf that only the Chief Executive Officer, President, Senior Vice President, Global Press and Public Relations of Callaway Golf and their specific designees may speak to the press or media about Callaway Golf or its business, and agrees not to interfere with Callaway Golf’s press and public relations by violating this policy.

12.5	The Company may at any time during the Employment require the Executive to deliver up to it immediately all documents (including all notes, original documents, extracts and summaries thereof), discs and other information storing medium relating to the business or affairs of the Company or any Group Company which he obtained or made whilst an employee of the Company. This obligation shall include all copies and reproductions of the same, however made.

13.	Copyright, Inventions and Patents

13.1	All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by the Executive in the course of the Employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company or a Group Company.

13.2	The Executive hereby irrevocably and unconditionally waives all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 that vest in him (whether before, on or after the date hereof) in connection with his authorship of any copyright works in the course of his employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

13.3	The Company and the Executive acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 (“the Act”) relating to the ownership of employees’ inventions and the compensation of employees for certain inventions respectively.

13.4	The Executive acknowledges and agrees that, by virtue of the nature of his duties and the responsibility arising, he has a special obligation to further the interests of the Company within the meaning of Section 39(1)(b) of the Act.

13.5	Any invention, development, process, plan, design, formula, specification, program or other matter or work whatsoever (collectively “the Inventions”) made, developed or discovered by the Executive, either alone or in concert, during the course of the Executive’s duties of employment for the Company shall forthwith be disclosed to the Company and, subject to Section 39 of the Act, shall belong to and be the absolute property of the Company or a Group Company.

13.6	With respect to those rights in the Inventions which do not belong to the Company or any Group Company pursuant to Clause 13.5 but which were made (wholly or partly, either alone or in concert) using the Company’s or any Group Company’s equipment, or (wholly or partly, either alone or in concert) using information obtained during the course of the Executive’s employment, or else are Inventions which are or may be relevant to or related to the Company’s or a Group Company’s existing or future business (collectively “Executive Rights”), the Executive at the request and cost of the Company (and notwithstanding the termination of his employment) shall forthwith license or assign (as determined by the Company) to the Company or a Group Company the Executive Rights and shall deliver to the Company all documents and other materials relating to the Inventions. The Company shall pay to the Executive such compensation for the licence or assignment as the Company shall determine in its absolute discretion, subject to Section 40 of the Act.

13.7	The Executive shall at the request and cost of the Company (and notwithstanding the termination of his employment) sign and execute all such documents and do all such acts as the Company may reasonably require:

13.7.1	to apply for and obtain in the sole name of the Company or a Group Company alone (unless the Company otherwise directs) patent, registered design, or other protection of any nature whatsoever in respect of the Inventions in any country throughout the world and, when so obtained or vested, to renew and maintain the same;

13.7.2	to resist any objection or opposition to obtaining, and any petitions or applications for revocation of, any such patent, registered design or other protection;

13.7.3	to bring any proceedings for infringement of any such patent, registered design or other protection; and

13.7.4	otherwise to give effect to the assignments, waivers and licences contemplated under this Clause 13.

13.8	The Company or a Group Company shall decide, in its sole discretion, whenever to apply for patent, registered design or other protection in respect of the Inventions and reserves the right to work any of the Inventions as a secret process in which event the Executive shall observe the obligations relating to confidential information which are contained in Clause 12 of this Agreement.

14.	Post-Termination Covenants

14.1	The Executive agrees that he will observe the post-termination obligations set out in Schedule 1 hereto.

14.2	The Executive agrees that in the event of receiving from any person, company, business entity or other organisation an offer of employment either during the continuance of the Agreement or during the continuance in force of any of the restrictions set out in Schedule 1 annexed hereto, he will forthwith provide to such person, company, business entity or other organisation making such an offer of employment a full and accurate copy of the restrictions set out in Clauses 12 and 14 hereof, and Schedule 1 annexed hereto.

15.	Termination

15.1	Notwithstanding Clause 2, the Company may terminate the Employment at any time with immediate effect, with or without notice, if the Executive shall at any time:

15.1.1	be guilty of dishonesty, or other gross misconduct, or gross incompetence or wilful neglect of duty, or commit any other serious breach of this Agreement; or

15.1.2	act in any manner (whether in the course of his duties or otherwise) which is likely to bring him, the Company or any Group Company into disrepute or prejudice the interests of the Company or any Group Company; or

15.1.3	be declared bankrupt, apply for or have made against him a receiving order under Section 286 Insolvency Act 1986, or have any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act; or

15.1.4	resign as a director of the Company or any Group Company (without the Board’s written consent); or

15.1.5	be or become of unsound mind; or

15.1.6	for an aggregate period of 120 days or more in any period of twelve (12) consecutive months be incapable of performing his duties hereunder by reason of ill health or other incapacity (whether accidental or otherwise); or

15.1.7	be guilty of continuing unsatisfactory conduct or poor performance of his duties, after having received a written warning from the Company relating to the same; or

15.1.8	be convicted of an indictable offence; or

15.1.9	be or become prohibited by law from being a director; or

15.1.10	directly or indirectly advise or participate or act in concert (within the meaning of the City Code on Take-Overs and Mergers) with any person who makes or is considering making any offer for the issued share capital of the Company or any Group Company; or

15.1.11	break any part of the Model Code or Policy on Avoiding Insider Trading.

Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof. This Clause 15.1 shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily.

15.2	On termination of the Employment, the Executive shall forthwith return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Group Companies (including but not limited to the Company car, keys, credit cards, samples, equipment and passes) which are in his possession or under his control. The Executive shall, if so required by the Company, confirm in writing his compliance with his obligations under this Clause 15.2.

15.3	The Executive agrees that the Company may at its absolute discretion:

15.3.1	give to the Executive a Compensation Payment in lieu of all or any part of any notice of termination of employment (whether given by the Executive or the Company) (to which, for the avoidance of doubt, the Executive shall have no entitlement unless and until the Company notifies the Executive in writing of its decision to make the Compensation Payment to him) which may, at the Company’s discretion, be paid on a monthly basis and will be subject to such deductions of income tax and national insurance as the Company is required by law to make. No further payment under Clause 15.3.1 will be made to the Executive if (i) the Company has reasonable grounds to believe that the Executive has breached any of the terms of this Agreement which survive the termination of employment, including but not limited to Schedule 1; or (ii) the Executive has commenced alternative employment or the provision of services without being in breach of any of the restrictions in Schedule 1 of this Agreement. The Executive shall inform the Company as soon as he becomes aware that he will, or may, breach the provisions of Schedule 1 or commence such employment or the provision of such services; and/or

15.3.2	require the Executive not to attend work and/or not to undertake all or any of his duties hereunder during all or any part of either any period of notice (whether given by the Executive or the Company), PROVIDED ALWAYS that the Company shall continue to pay the Executive’s salary and provide private health insurance and make contributions to pension in accordance with the rules of any scheme. The Executive will remain an employee during any such period and will remain bound by:

15.3.2.1	the Executive’s duty to act in the best interests of the Company;

15.3.2.2	the mutual obligation of trust and confidence;

15.3.2.3	the Executive’s implied duties of good faith and fidelity;

15.3.2.4	the Executive’s obligations under clauses 4,12,13,14,16 and Schedule 1 of this Agreement;

15.3.2.5	the Executive’s duty to comply with the lawful and reasonable instructions of the Company.

The Executive must not undertake any other work or business activities of any kind without the prior written consent of the Company. The Executive must remain available or be contactable during normal business hours to provide such assistance to the Company as it may reasonably need from time to time.

15.4	The Company shall have the right to suspend the Executive on full pay pending any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right to the Company to terminate pursuant to Clause 15.1 above.

15.5	The termination of the Employment shall be without prejudice to any right the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to such termination.

15.6	The Executive agrees that he will not at any time after the termination of the Employment represent himself as still having any connection with the Company or any Group Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

16.	Directorships

16.1	The Executive’s duties as a director of the Company or any other Group Company are subject to the Articles of Association or comparable governing documents of the relevant company for the time being.

16.2	At a time agreed with the Company, the Executive shall resign in writing from all directorships, trusteeships and other offices he may hold from time to time with the Company or any Group Company without compensation for loss of office in the event of:

16.2.1	the termination of his employment; or

16.2.2	either the Company or the Executive serving on the other notice of termination of the Employment; or

16.2.3	the Company exercising its rights under Clause 15.4 above.

16.3	In the event of the Executive failing to comply with his obligations under Clause 16.2 above, he hereby irrevocably and unconditionally authorises the Company to appoint some person in his name and on his behalf to sign or execute any documents and/or do all things necessary requisite to give effect to such resignations as referred to in Clause 16.2 above.

17.	Waiver of Rights

It is acknowledged that the Executive may, during the Employment, be granted rights upon the terms and subject to the conditions of the rules from time to time of the Company’s Group Personal Pension Scheme or any other profit sharing, share incentive, share option, bonus or phantom option scheme operated by the Company or any Group Company with respect to shares in the Company or any Group Company. If, on termination of the Employment, whether lawfully or in breach of contract, the Executive loses any of the rights or benefits under such scheme (including rights or benefits which the Executive would not have lost had the Employment not been terminated) the Executive shall not be entitled, by way of compensation for unlawful termination of employment, loss of office or otherwise, to any compensation for the loss of any rights or loss of profits under any such scheme.

18.	Rights Upon a Change in Control

18.1	The Executive may terminate the Employment by giving one (1) month’s notice in writing, such notice to be given within twelve (12) months after any Change in Control (as defined in Schedule 2) if, in his reasonable opinion, his employment is materially and adversely affected during the twelve (12) month period after the Change in Control and the Company is unable to offer the Executive alternative employment on terms and conditions which, taken as a whole, are “at least equal to” the terms of this Agreement.

18.2	If the Executive gives notice pursuant to this Clause 18 or if the Executive’s employment is terminated by the Company without “good reason” during the twelve (12) month period after any Change in Control, then he will be entitled to receive from the Company a sum equal to salary (as at the Change in Control) (excluding bonus, commission or the value of any benefits) that the Executive would have received for twelve (12) months (the “Severance Payment”).

18.3	Entitlement to receive the Severance Payment is conditional upon the Executive signing (and his legal adviser countersigning) an effective compromise agreement, which confirms that all contractual and statutory claims that the Executive may have against the Company (and/or any Group Company) are compromised, on terms to be proposed by the Company.

18.4	For the purpose of this clause, “good reason” shall mean where the Executive ceases to be an employee of the Company by reason of:

18.4.1	termination by the Company in accordance with Clause 15 hereof;

18.4.2	unsatisfactory conduct or poor performance; or

18.4.3	injury, disability or ill health (as determined by the Board).

19.	Dismissal, Disciplinary and Grievance Procedures

The Dismissal, Disciplinary and Grievance Procedures set out in the Company’s Handbook shall apply to the Executive.

20.	Data Protection

The Company’s Data Protection policy shall apply to the Executive.

21.	Miscellaneous

21.1	The various provisions and sub-provisions of this Agreement and the Schedules attached hereto are severable and if any provision or sub-provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or sub-provisions in this Agreement or Schedules.

21.2	The Executive represents and warrants that he is not prevented by any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits him from fully performing the duties of the Employment, or any of them, in accordance with the terms and conditions of this Agreement.

21.3	Any notice to be given hereunder may be delivered (a) in the case of the Company by first class post addressed to its Registered Office for the time being and (b) in the case of the Executive, either to him personally or by first class post to his last known address.

21.4	Notices served by post shall be deemed served on the fifth business day after the date of posting. For the purposes of this Clause 21.4, “business day” means a day on which banks are open for business in the place of both the posting and the address of the notice.

21.5	Executive agrees to permit the Company and/or its affiliates, and persons or any Group Company authorized by the Company and/or any Group Company, to use, publish and distribute advertising or sales promotional literature concerning the products of the Company and/or any Group Company, or the machinery and equipment used in the manufacture thereof, in which Executive’s name and/or pictures of Executive taken in the course of Executive’s provision of services to the Company and/or any Group Company, appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

22.	Construction

22.1	The provisions of Schedules 1 and 2 hereto and any additional terms endorsed in writing by or on behalf of the parties hereto shall be read and construed as part of this Agreement and shall be enforceable accordingly.

22.2	The benefit of each agreement and obligation of the Executive under Clauses 12, 14 and Schedule 1 hereto of this Agreement may be assigned to and enforced by all successors and assignees for the time being of the Company and its Group Companies and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement. Executive may not assign his rights, benefits, obligations or other interests in this Agreement, it being understood that this Agreement and the Employment are personal to the Executive.

22.3	Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof.

22.4	A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

23.	Prior Agreements

This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and the Executive, specifically, the Statement of Terms and Conditions of Employment entered into 1 September 2002 between the Executive and the Company, all of which shall be deemed to have been terminated by mutual consent. This Agreement made between the Executive and the Company constitutes the entire terms and conditions of the Executive’s employment and no waiver or modification thereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

24.	Governing Law and Jurisdiction

This Agreement is governed by and construed in accordance with the laws of England. The parties hereto submit to the exclusive jurisdiction of the English Courts.

EXECUTED by the parties as a deed

Executed as a Deed by	)
CALLAWAY GOLF EUROPE LTD.,	)	Thomas T. Yang, Director
a United Kingdom corporation	)

Bradley J. Holiday, Director

Executed as a Deed	)
NEIL HOWIE	)
in the presence of:	)	Neil Howie

Signature of witness

Name of witness

Address of witness

Occupation of witness

SCHEDULE 1 – POST TERMINATION COVENANTS

1.	Definitions

For the purposes of this Schedule 1, the following words and cognate expressions shall have the meanings set out below:

1.1	“Board” shall have the meaning set out in the Agreement attached hereto, and shall include its successors in title and assigns (as applicable).

1.2	“Company” shall have the meaning set out in the Agreement attached hereto, and shall include their successors in title and assigns (as applicable).

1.3	“Restricted Employee” means any person who was employed by (i) the Company or (ii) any Group Company, for at least three months prior to and on the Termination Date and:

1.3.1	with whom the Executive had material contact or dealings in performing his duties of his employment; or

1.3.2	who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Group Company (as applicable); and

1.3.3	who was a member of the management team of the Company or any Group Company (as applicable);

1.4	“Customer” shall mean any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

1.5	“Group Company” shall have the meaning set out in the Agreement attached hereto, and shall include its successors in title and assigns (as applicable).

1.6	“Prohibited Area” means:

1.6.1	the United Kingdom; and

1.6.2	any other country in the world where, on the Termination Date, the Company develops, sells, supplies, manufactures or researches its products or services or where the Company is intending, within three months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Executive has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the twelve (12) months immediately preceding the Termination Date.

1.7	“Prospective Customer” shall mean any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.

1.8	The “Relevant Period” shall mean the lesser of:

1.8.1	The six (6) months, in relation to Clause 2 of Schedule 1, and the twelve (12) months, in relation to Clauses 3, 4 and 5 of Schedule 1, immediately following the Termination Date;

1.8.2	the period specified in sub-clause 1.8.1 above less the number of days on which the Executive has been required by the Company (pursuant to Clause 15.3.2 of the Agreement) both not to attend at work and not to perform any duties of employment.

1.9	“Supplier” means any person, company, business entity or other organisation whatsoever who:

1.9.1	has supplied goods or services to the Company during any part of the twelve (12) months immediately preceding the Termination Date; or

1.9.2	has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the twelve (12) months following the Termination Date; or

1.9.3	as at the Termination Date, supplies goods or services to the Company under an exclusive contract or arrangement between that Supplier and the Company.

1.10	“Termination Date” shall have the meaning set out in the Agreement hereto.

2.	Non-Competition

The Executive hereby agrees that he shall not (without the consent in writing of the Board) for the Relevant Period within the Prohibited Area and whether on his own behalf or in conjunction with or on behalf or any other person, firm, company or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever,) in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) have any financial interest in, or (iv) be otherwise concerned with:

2.1	the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company during the twelve (12) months immediately preceding the Termination Date;

2.2	the research into, development, manufacture, supply or marketing of any product which is to the same or a similar type to any product which the Company was (as at the Termination Date) proposed to launch within twelve (12) months of the Termination Date;

2.3	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the twelve (12) months immediately preceding the Termination Date;

2.4	the development or provision of any services (including but not limited to technical and product support or consultancy or customer services) which are of the same or similar type to any services which the Company was (as at the Termination Date) proposing to launch within twelve (12) months of the Termination Date.

PROVIDED ALWAYS that the provision of this Clause 2 shall apply only in respect of products or services with which the Executive was either personally concerned or for which he was responsible whilst employed by the Company during the twelve (12) months immediately preceding the Termination Date.

The provisions of this Clause 2 shall not, at any time following the Termination Date, prevent the Executive (i) from holding shares or other capital not amounting to more than 5% of the total issued share capital of any company, listed on a Recognised Share Exchange or (ii) from being employed in, or providing services to, any part of a business (which does not fall within the scope of paragraphs 2.1 to 2.4 above) being operated by another company, firm of other business entity, even though another part of the business of such company, firm or other business entity (with which the Executive is not directly or indirectly concerned or employed) does fall within the scope of paragraphs 2.1 to 2.4 above.

3.	Non-Solicitation of Customers

The Executive hereby agrees that he shall not for the Relevant Period whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective Customer:

3.1	with whom the Executive has had material contact or dealings on behalf of the Company during the twelve (12) months immediately preceding the Termination Date; or

3.2	for whom the Executive was, in a client management capacity on behalf of the Company, directly responsible (on his own or in conjunction with other individuals) during the twelve (12) months immediately preceding the Termination Date.

4.	Non-Solicitation of Restricted Employees

The Executive hereby agrees that he will not for the Relevant Period either on his own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

4.1	(i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Restricted Employee to leave the Company’s or any Group Company’s employment (as applicable) where that person is a Restricted Employee on the Termination Date;

4.2	be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Restricted Employee on the Termination Date.

5.	Interference with Suppliers

The Executive hereby agrees that he shall not for the Relevant Period, in relation to any contract or arrangement which the Company has with any Supplier for the exclusive or preferential supply of goods or services to the Company and/or to its Group Companies, for the duration of such contract or arrangement, whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation, (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly:

5.1	interfere with the supply of goods or services to the Company from any Supplier;

5.2	induce any Supplier of goods or services to the Company to cease or decline to supply such goods or services in the future.

6.	Group Companies

6.1	The provisions of Clauses 6.2 and 6.3 below shall only apply in respect of those Group Companies (i) to whom the Executive gave his services, or (ii) for whom he was responsible, or (iii) with whom he was otherwise concerned, in the twelve (12) months immediately preceding the Termination Date.

6.2	Clauses 1, 2, 3, 4 and 5 in this Schedule 1 shall apply as though references to the “Group Company” were substituted for references to the “Company”. The obligations undertaken by the Executive pursuant to this Schedule 1 shall, with respect to each Group Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Group Company.

6.3	In relation to each Group Company referred to in Clauses 6.1 and 6.2 above, the Company contracts as trustee and agent for the benefit of each such Group Company. The Executive agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in Clauses 1, 2, 3, 4 and 5 hereof directly with all or any of such Group Companies, mutatis mutandis. If the Executive fails, within seven days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Executive, to execute all such documents as are required to give effect to the foregoing, on his behalf.

SCHEDULE 2 – CHANGE IN CONTROL

A “Change in Control” means the following and shall be deemed to occur if any of the following events occurs:

1.	Any person, entity or group, but excluding Callaway Golf Company and its affiliates and any employee benefit or stock ownership plan of Callaway Golf Company or its affiliates, and also excluding an underwriter or underwriting syndicate that has acquired Callaway Golf Company’s securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a “Person”) becomes the beneficial owner of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of Callaway Golf Company’s then outstanding securities entitled to vote generally in the election of directors; or

2.	Individuals who, as of the effective date hereof, constitute the Board of Directors of Callaway Golf Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Callaway Golf Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by Callaway Golf Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of Callaway Golf Company’s then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual’s election or nomination for election by Callaway Golf Company’s shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

3.	Consummation by Callaway Golf Company of the sale or other disposition by Callaway Golf Company of all or substantially all of Callaway Golf Company’s assets or a reorganization or merger or consolidation of Callaway Golf Company with any other person, entity or corporation, other than

(a)	a reorganization or merger or consolidation that would result in the voting securities of Callaway Golf Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of Callaway Golf Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of Callaway Golf Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

(b)	a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of Callaway Golf Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of Callaway Golf Company or its successor; or

4.	Approval by the shareholders of Callaway Golf Company or an order by a court of competent jurisdiction of a plan of liquidation of Callaway Golf Company.

FIRST AMENDMENT TO DIRECTOR’S SERVICE AGREEMENT

This First Amendment to Director’s Service Agreement (“First Amendment”) is made effective as of 30 April 2010 by and between Callaway Golf Europe Ltd., a company incorporated in the United Kingdom (the “Company”), and Neil Howie (“Executive”).

A. The Company and the Executive are parties to that certain Director’s Service Agreement with an effective date of 1 December 2002 as revised effective 1 March 2008 (the “Agreement”).

B. The Company and the Executive desire to amend the Agreement in the manner set forth herein.

C. The Company is prepared to grant, and the Executive is prepared to receive, a new benefit, as described in Clause 3 below, as consideration for such amendment.

NOW, THEREFORE, in consideration of the foregoing and other consideration, the value and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Clause 2 – Appointment. Clause 2, paragraph 1 of the Agreement shall reflect that the Executive shall serve the Company as “Managing Director and President.”

2. Clause 5 – Remuneration. By way of confirmation, Clause 5.1 of the Agreement reflects that the Executive’s current salary is £208,553.

3. Clause 8 – Pension and Other Benefits. Clause 8 of the Agreement is amended to add a new sub-section 8.5, as follows:

“8.5 In the event of the Executive’s death, all outstanding unvested service-based full value long-term incentive awards (e.g., restricted stock units and phantom stock units) held by the Executive shall immediately vest.”

4. But for the amendments contained herein, and any other written amendments properly executed by the parties, the Agreement shall otherwise remain unchanged.

IN WITNESS WHEREOF, the Company and the Executive have caused this First Amendment to be executed effective as of the date set forth above.

EXECUTED by the parties as a deed

Executed as a Deed by	)
CALLAWAY GOLF EUROPE LTD.,	)
a United Kingdom corporation	)	Thomas T. Yang, Director

Bradley J. Holiday, Director

Executed as a Deed	)
NEIL HOWIE	)
in the presence of:	)	Neil Howie

Signature of witness

Name of witness

Address of witness

Occupation of witness

2

SECOND AMENDMENT TO DIRECTOR’S SERVICE AGREEMENT

This Second Amendment to Director’s Service Agreement (“Second Amendment”) is entered into as of 15 March 2011 by and between Callaway Golf Europe Ltd., a company incorporated in the United Kingdom (the “Company”), and Neil Howie (“Executive”).

A. The Company and the Executive are parties to that certain Director’s Service Agreement with an effective date of 1 December 2002 as revised effective 1 March 2008, as amended 30 April 2010 (collectively the “Agreement”).

B. The Company and the Executive desire to amend the Agreement in the manner set forth herein.

C. The Company is prepared to grant, and the Executive is prepared to receive, an increase in remuneration, as described below, as consideration for such amendment.

NOW, THEREFORE, the Company and the Executive agree as follows:

1. Clause 5.1 – Remuneration. Clause 5.1 of the Agreement is amended to state that, effective 1 March 2011, the Company agrees to pay Executive an annual base salary of £211,681 (prorated for any partial years of employment), payable monthly in arrears by equal installments.

2. But for the amendments contained herein, and any other written amendments properly executed by the parties, the Agreement shall otherwise remain unchanged.

IN WITNESS WHEREOF, the Company and the Executive have caused this Second Amendment to be executed effective as of the date set forth above.

EXECUTED by the parties as a deed

Executed as a Deed by	)
CALLAWAY GOLF EUROPE LTD.	)
a United Kingdom corporation ))		Thomas T. Yang, Director

Bradley J. Holiday, Director

Executed as a Deed	)
NEIL HOWIE	)
in the presence of:	)	Neil Howie

Signature of witness

Name of witness

Address of witness

Occupation of witness